Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-211858
July 14, 2016

BMO GOLDRs®	07/2016

BMO Gold Deposit Receipts (“BMO GOLDRs®”) are registered securities with the U.S. Securities  and Exchange Commission (the “SEC”) that provide investors with a secure and convenient way to purchase unencumbered, allocated, physical gold bullion (“Gold Bullion”) that is stored at the Royal Canadian Mint (the “Mint”)  in Canada.

BMO GOLDRs®  are issued by the Vaulted Gold Bullion Trust (the “Trust”) and represent direct Gold Bullion ownership. Once BMO GOLDRs®  have been purchased, investors may:

•	Continue to store their Gold Bullion at the Mint; and

•	Redeem their BMO GOLDRs® and arrange for physical Gold Bullion delivery or exchange their BMO GOLDRs® for cash.

BMO GOLDRs®  are not listed on a securities exchange and are continuously offered through BMO Capital Markets Corp., acting as underwriter.
BMO Capital Markets Corp. will enter into dealer agreements with certain third parties that are registered broker-dealers, or banks or trust companies regulated by the Office of the Comptroller of the Currency and/or one or more state banking regulators that are either direct or indirect DTC participants (“Authorized Participants”). Only Authorized Participants will be involved in the distribution of BMO GOLDRs®. BMO GOLDRs®  may be redeemed through Authorized Participants or through a registered broker-dealer or similar entity that is not an Authorized Participant. While BMO currently intends to repurchase Gold Bullion for cash upon the request of holders based on the market price for the Gold Bullion, it is under no obligation to do so, and may cease such repurchases at any time. Physical delivery of Gold Bullion may be suspended by the Trust in certain circumstances and is only available in certain states.

Highlights

•	No annual fees
BMO GOLDRs® carry no annual fees

•	SEC-registered and DTC-eligible
BMO GOLDRs® are designed to be a book-entry solution for investors interested in having their Gold Bullion reflected in a brokerage account

•	Spot pricing

Any purchases or sales of each BMO GOLDRs®  will be made at the spot price at the time of sale for one troy ounce of Gold Bullion, determined  by BMO Capital Markets Corp. using  EBS, an offering of BrokerTec (“EBS”), as the source for the spot price of gold, without adjustment or modification, plus a deposit fee of 2% and a sales & distribution fee that will vary according to which class of BMO GOLDRs®  are purchased. If, for any reason, EBS is not posting spot prices, BMO Capital Markets Corp. will use the spot price reflected by the London Bullion Market Association (PM) Gold Price as its source for the spot price of gold. BMO Capital Markets Corp. will refer to this source without adjustment or modification.

•	Delivery of as little as one ounce

BMO GOLDRs®  are designed to provide investors with an opportunity to request physical delivery for as little as once ounce. A holder will be required to pay a delivery fee and applicable taxes to receive physical gold. Physical delivery will only be available to certain authorized states.  Note that physical delivery may be suspended by the Trust in certain circumstances

Advantages versus Other Forms of Gold Investment

•	No derivatives risk
The BMO GOLDRs® Program does not use unallocated gold, gold certificates, exchange traded products, derivatives, financial instruments, or any product that represents encumbered gold

•	No empty vault risk

BMO GOLDRs®  are designed to eliminate “empty vault risk,” or Gold Bullion lending risk (i.e., the practice of the gold custodian lending, pledging, hypothecating, re-hypothecating or otherwise encumbering any of the investor’s underlying Gold Bullion)

•	Alternative to Unregulated Storage Programs
BMO GOLDRs® offer an alternative to physical Gold Bullion storage providers or programs that are operated by unregulated entities

•	No tracking error
BMO GOLDRs® eliminate the price variance risk associated with gold-backed exchange traded products or closed-end funds that may trade at a premium or discount to net-asset value

•	Gold Bullion not available to claims of creditors of BMO

BMO GOLDRs®  use a structure which, under Canadian federal law, ensures that the Gold Bullion held by the Trust would not be available to meet the claims of creditors of BMO in the event of any bankruptcy, insolvency or similar event involving BMO

Key Facts

Who
Issuer: Vaulted Gold Bullion Trust
Trustee: The Bank of New York Mellon
Sponsor: Bank of Montreal
Underwriter: BMO Capital Markets Corp.

What
Investment Product: Gold Deposit Receipts
Trust Assets: 100% Allocated Gold Bullion
DTC-Eligible: Yes
SEC-Registered: Yes
CUSIP: 92242D205 (Class A Gold Deposit Receipts)
92242D304 (Class F Gold Deposit  Receipts)
92242D403 (Class F-1 Gold Deposit Receipts)
ISIN: US92242D2053  (Class A Gold Deposit Receipts)
US92242D3044 (Class F Gold Deposit  Receipts)
US92242D4034 (Class F-1 Gold Deposit Receipts)
Margin Eligible: No
Qualified Account Eligible: No
Actively Managed: No
Maturity: Not applicable
Coupons: None
Dividends: None
Minimum Purchase Size: 1 Deposit Receipt
Denomination: 1 Deposit Receipt = 1 ounce of gold

More Info
Website: http://www.bmogold.com
SEC Registration Statement:
see www.sec.gov; File No. 333-211858

BMO GOLDRs®  can be purchased and sold by residents (acting through their Authorized Participant or broker-dealer) of any state except Alabama, Arizona or Tennessee.

If You Want Physical Delivery:

Investors, acting through their Authorized Participant or broker-dealer, may ask for physical delivery of their gold. BMO will deliver physical Gold Bullion only to addresses within the United States that are within a state specifically approved by BMO for delivery under the Program (a “Delivery State”).

■  32 States on this map are shaded blue to indicate that they are Delivery States.

Who We Are

Established in 1817, BMO Financial Group is a highly diversified financial services provider based in North America with total assets of U.S. $681  billion* and over 46,000 full-time equivalent employees. BMO provides a broad range of retail banking, wealth management and investment  banking products and services to more than 12 million customers and conducts business through three operating groups: Personal and Commercial Banking, Wealth Management  and BMO Capital Markets.

•	8th largest bank in North America as measured by Assets (Bloomberg, April 30, 2016)
•	2nd largest Canadian bank measured by retail branches in Canada and the U.S.

*As at April 30, 2016

The issuer, the Trust, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-free 1-844-266-4537 or emailing bmo.gold@bmo.com.

The Trust is not an investment company registered under the Investment Company Act of 1940. The Trust is not a commodity pool for purposes of the Commodity Exchange Act, and BMO, as the initial depositor, is not subject to regulation by the Commodity Futures Trading Commission as either a commodity pool or a commodity trading advisor.

Investing in BMO GOLDRs® involves significant risks. An investment in BMO GOLDRs® represents an investment in gold, which may not be appropriate for all investors. An investment in BMO GOLDRs® may be more volatile than an investment in a more broadly diversified portfolio and any fluctuations in the price of gold could materially adversely affect an investment in BMO GOLDRs®. The Trust may be required to terminate and liquidate at a time that is disadvantageous to holders of BMO GOLDRs® and may postpone, suspend or reject redemption requests in certain circumstances, which may reduce the liquidity in the BMO GOLDRs® for all investors in the secondary market. The Trust is a passive investment vehicle and will comply with certain reduced reporting requirements. The Trust has no history of operations and BMO and its management has a limited history of operating investment vehicles similar to the Trust. For a more complete discussion of these risk factors and the other risks related to an investment in BMO GOLDRs®, carefully read the prospectus. You should consider carefully these risks and those under “Risk Factors” in the prospectus before making an investment.